BLOOMBERG INDEX SERVICES LIMITED

731 Lexington Avenue

New York, NY 10022

SERVICE SCHEDULE

Product License

LICENSOR:	BLOOMBERG INDEX SERVICES LIMITED		Schedule ID:
LICENSEE:	F/M INVESTMENTS LLC		ACCOUNT No:
DEPARTMENT:	ORDER DATE:	26-Dec-2024	ORDER No:

ADDRESS FOR NOTICE: F/M INVESTMENTS LLC			BILLING ADDRESS: F/M INVESTMENTS LLC
3050 K ST NW			3050 K ST NW
SUITE 201			SUITE 201
WASHINGTON	DC	20007-5108	WASHINGTON	DC	20007-5108
(City)	(State/Province)	(Postal Code)	(City)	(State/Province)	(Postal Code)
United States			United States
USER CONTACT:			BILLING CONTACT:

This Service Schedule (this “Service Schedule”), with an Effective Date of 01-Dec-2024, is an agreement between Licensor and Licensee and incorporates, by reference, all the terms and conditions contained in the Master Index Services License Agreement no.                entered into between Licensor and Client (“MISLA”), except as such may be modified by this Service Schedule. This Service Schedule together with the MISLA shall be referred to hereinafter as the “Agreement”. To the extent there is a conflict between the provisions of this Service Schedule and the MISLA, this Service Schedule shall prevail with respect such conflict and as it pertains to the subject matter of this Service Schedule only. Capitalized terms that are used but not defined herein have the meanings stated in the MISLA.

Unless separately defined in this Service Schedule, the defined terms used in this Service Schedule will have the same meanings as the defined terms in the MISLA.

1.	Definitions:

Affiliate means in relation to Licensee, any Person directly or indirectly Controlling, Controlled by or under the direct or indirect Control of Licensee

Financial Product means an investment, financial product, or instrument that uses an Index as the basis or a component (e.g. sectors, weights, duration or other risk characteristics) thereof, or links or tracks or endeavors to link or track the returns or performance of an Index, or otherwise uses the components of an Index as the basis for the underlying portfolio or risk characteristics of such product.

Offering Document means any of those Informational Materials that relate to an actual offer to sell or the sale of a Financial Product, including any offering documents, prospectuses, confirmations, contracts and such other similar or equivalent documents or materials.

Territory means, with respect to the use of Licensor Materials in connection with a Financial Product(s) covered by the License granted under this Service Schedule, the territory or other geographical designation in which such use is permitted.

Additional definitions are listed in Annex 3.

2.	License/Permitted Purpose.

(a)	In accordance with paragraph 3(a) of the MISLA and this Service Schedule, Licensor hereby licenses to Licensee the following Licensor Materials for use by Licensee to create, issue, trade, sell, distribute, market and/or promote those approved Financial Products set forth hereunder in the listed Territory.

Index ID/Ticker	Index/Indices	Financial Products	Territory

TBD10	Bloomberg U.S. High Yield Top 100 Quality Select Equal Weighted Index	ETF	AMERICAS

Index ID/Ticker	Index/Indices	Financial Products	Territory

(b)	With respect to the License, and at all times subject to the terms and conditions of the Agreement, Licensee shall:

i)	use the Index solely as a basis for, or a component of, the above named or described Financial Product(s) in the Territory; and

ii)	use each Mark in connection with the relevant Financial Product(s) in the Territory solely to the extent necessary to indicate the source of the Index.

(c)	For the avoidance of doubt, nothing contained in the Agreement constitutes a license to (i) use any one or more of the indices which form part of any of the Indices (if applicable) (the “Component Indices”) for any purpose, unless expressly authorized by Licensor under this Service Schedule, in which case such Component Indices shall be an “Index” under the Agreement; and (ii) create any derived index based in whole or in part on any Index.

(d)	If the table above includes any Service that includes the provision of intraday values, then notwithstanding anything in any Agreement to the contrary, the related Data provided on an intraday basis may not be used to issue, market or promote Financial Products.

3.	Data Access. The Agreement does not include the provision or distribution of any Data to the Licensee, and Licensee expressly agrees and acknowledges that it may need to enter into a separate Service Schedule to receive Data for use in support of the License granted under this Service Schedule.

4.	Named Affiliates.

(a)	The named Affiliates set forth in the below Table A (“Named Affiliates”) shall be included in the License to use the Licensor Materials for the Permitted Purpose under this Service Schedule in accordance with paragraph 3(a) of the MISLA

Table A

Full Legal Name of Affiliate
None

(b)	Licensee shall procure that all Named Affiliates comply with the provisions of the Agreement and shall remain liable and responsible to Licensor and its affiliates for the acts and omissions of all such Named Affiliates. The acts and omissions of Named Affiliates shall be deemed to be the acts and omissions of Licensee. For the avoidance of doubt, the foregoing shall not limit any right or remedy Bloomberg, its Related Parties or any Covered Entities may have or action any of them may take in respect of any Named Affiliate. Any loss or damage suffered by Named Affiliates in connection with the Agreement shall be treated as loss or damage suffered by Licensee and only Licensee shall be entitled to seek to recover such loss or damage, in each case subject always to the terms and conditions of the Agreement, including the exclusions and limitations of liability set out in paragraph 8 of the MISLA.

(c)	Licensee shall be responsible for the payment of Fees associated with Named Affiliates’ use of and access to the Licensor Materials

5.	Additional Terms.

(a)	Use of the Marks.

i)	(a) Licensee acknowledges that Bloomberg or its Third Party Licensors, as applicable, are the owners or exclusive licensees of all right, title and interest in and to the Marks and the goodwill of the business related thereto and that all use of the Marks by Licensee (or its Named Affiliates as applicable) shall inure solely to the benefit of Bloomberg or its Third Party Licensors, (b) Licensee shall not during the Term or thereafter: (i) apply anywhere in the world for registration in its own name or assist another in seeking registration in its name of the Marks or any mark or domain name consisting thereof or confusingly similar thereto or dilutive thereof; (ii) use the Marks in any manner or commit any other act likely to jeopardize the rights of Bloomberg or its Third Party Licensors; (iii) challenge Bloomberg’s or its Third Party Licensors’ exclusive ownership or primary license to or the validity of the Marks, any application therefor or any registration thereof; or (iv) use or permit the use of the Marks in any manner that would tend to devalue, injure or dilute the goodwill or reputation of Bloomberg, its Third Party Licensors or the Marks, (c) Licensee acknowledges the importance of Bloomberg’s exercise of control over the quality of use of the Marks and the goods/services provided thereunder and agrees: (i) to use the Marks only in connection with the Permitted Purpose at a level of quality no less than then-current industry standards; (ii) to use the Marks in strict compliance with all guidelines provided by Bloomberg and with such trademark notices as Bloomberg shall direct, which guidelines and directions Bloomberg may revise from time to time; (iii) to provide Bloomberg with access to all materials, books and records relating to or bearing the Marks, including Informational Materials, as well as the goods and services provided under the Marks, in order to confirm Licensee’s (and its Named Affiliates, as applicable) adherence to such guidelines and directions; (iv) to provide Bloomberg with specimens of all use of the Marks upon reasonable advance notice; and (v) immediately to cease any use of the Marks which, in the opinion of Bloomberg, endangers or harms the reputation or validity of the Marks, Bloomberg, any of Bloomberg’s affiliates or their Third Party Licensors, (d) Bloomberg may terminate this license if Licensee does not take all commercially reasonable steps to remedy such danger or harm as soon as reasonably practicable but in any event within thirty (30) days of receipt of written notice from Bloomberg.

ii)	Licensee shall use disclaimers in substantially the form set out in Parts 1 and 2 of Annex 1 to this Service Schedule on informational Materials in accordance with subsection (iii) below in relation to the Financial Product(s), as such disclaimers may be updated by Licensor from time to time.

iii)	Licensee shall ensure that it and each applicable Named Affiliate includes
(A)	Notice and disclaimer under part 1 of Annex 1 (Long Form Disclaimer) in any Offering Document; and
(B)	Notice and disclaimer under part 2 of Annex 1 (Short Form Disclaimer) in any other Information Materials that are not Offering Documents.

in each case in English (unless otherwise required by Applicable Law) and in a prominent position where there is any substantive description of the Financial Product and in the same font size as that description. Any changes in these disclaimers must be approved in advance in writing by an authorized officer of Licensor.

(b)	Licensee acknowledges that neither it nor any Named Affiliate(s), as applicable, shall have the right to grant sub-licenses under any License granted pursuant to the Agreement.

(c)	Licensor may terminate this Service Schedule, or relevant portion thereof, upon ninety (90) days’ prior written notice to Licensee if Licensor intends to discontinue any Index. Licensor’s notice shall specify whether a replacement or substitute index is or will be made available. Licensee shall have the option hereunder, within ten (10) Business Days of receiving such written notice from Licensor, to notify Licensor in writing of its intent to use the replacement or substitute index, if any. under the terms of the Agreement and subject to any other restrictions, obligations or rights with respect to the use of such index. In the event that Licensee exercises such option, this Service Schedule shall be automatically amended for the substitute Index in accordance with the terms of the option as set out in the written notice. If Licensee does not exercise such option or no substitute or replacement index is made available, this Service Schedule, or relevant portion thereof, shall be terminated with respect to that discontinued Index

6.	Reporting/Fees. Licensee shall report to Licensor the information required under Annex 2 to this Service Schedule and shall pay the Fees set forth in such Annex 2 in accordance with paragraph 5 of the MISLA.

7.	Term

Initial Term:

Renewal Term(s):

8.	Notices. In accordance with paragraph 15 of the MISLA, Licensor shall provide notices to Licensee at the address for notice set forth above.

9.	Miscellaneous. Except as otherwise expressly modified herein, the MISLA shall remain in full force and effect and are hereby ratified. This Service Schedule, including any amendments, modifications, waivers or notifications relating thereto, may be executed and delivered by electronic mail, or other electronic means, including via a website designated by Licensor by completing the procedures specified on that website. Any such facsimile, electronic mail transmission or communication via such electronic means shall constitute the final agreement of the parties and conclusive proof of such agreement, and shall be deemed to be in writing and to have the same effect as if signed manually. Licensee agrees that it has the ability to store the information delivered to Licensee electronically such that it remains accessible to Licensee in an unchanged form.

IN WITNESS WHEREOF, each of the Parties has caused this Service Schedule to be executed through its duly authorized representative.

Agreed to by:	Agreed to by:
F/M INVESTMENTS LLC	BLOOMBERG INDEX SERVICES LIMITED
Client Name

Electronically accepted via Web (6346057)
KIRK JOHNSON
Signature (Duly authorized signatory, officer, partner or proprietor)

KIRK JOHNSON
Name (Please type or print)	Signature of Authorized Signatory

AUTHORIZED SIGNATORY
Title (Please type or print)

12/26/2024 14:08:15 EST	12/26/2024
Date	Date

The following are trademarks and service marks of Bloomberg Finance L.P., a Delaware limited partnership, or its subsidiaries; BLOOMBERG, BLOOMBERG ANYWHERE, BLOOMBERG MARKETS, BLOOMBERG NEWS, BLOOMBERG PROFESSIONAL, BLOOMBERG TERMINAL and BLOOMBERG.COM. The following are trademarks and service marks of Bloomberg Index Services Limited: HPA, EUROAGG, GLOBALAGG, USAGG and BTRS. Absence of any trademark or service mark from these lists does not waive any intellectual property rights in that name, mark or logo. All rights reserved.

ANNEX 1

TO SERVICE SCHEDULE

Part 1

Long Form Disclaimer

‘Bloomberg®’ and the indices referenced herein (the “Indices”, and each such index, an “Index”) are trademarks or serves marks of Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Limited (“BISL”), the administrator of the Index (collectively, “Bloomberg”), and/or one or more third-party providers (each such provider, a “Third-Party Provider,”) and have been licensed for use for certain purposes to F/M INVESTMENTS LLC (the “Licensee”). To the extent a Third-Party Provider contributes intellectual property in connection with the Index, such third-party products, company names and logos are trademarks or service marks, and remain the property of such Third-Party Provider.

The financial products referenced herein (the “Financial Products”) are not sponsored, endorsed, sold or promoted by Bloomberg or any Third-Party Provider. Neither Bloomberg nor any Third-Party Provider makes any representation or warranty, express or implied, to the owners of or counterparties to the Financial Products or any member of the public regarding the advisability of investing in securities generally or in the Financial Products particularly. The only relationship between Bloomberg, Third-Party Providers, and the Licensee is the licensing of certain trademarks, trade names and service marks and of the Index, which is determined, composed and calculated by BISL without regard to the Licensee or the Financial Products. Bloomberg has no obligation to take the needs of the Licensee or the owners of the Financial Products into consideration in determining, composing or calculating the Index. Bloomberg is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Financial Products to be issued. Neither Bloomberg nor any Third-Party Provider shall have any obligation or liability, including, without limitation, to the customers of the Financial Products, or in connection with the administration, marketing or trading of the Financial Products.

NEITHER BLOOMBERG NOR ANY THIRD-PARTY PROVIDER GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO AND SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS. OMISSIONS OR INTERRUPTIONS THEREIN. NEITHER BLOOMBERG NOR ANY THIRD-PARTY PROVIDER MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE FINANCIAL PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA RELATED THERETO. NEITHER BLOOMBERG NOR ANY THIRD-PARTY PROVIDER MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS, THIRD-PARTY PROVIDERS, AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE FINANCIAL PRODUCTS OR INDICES AND BLOOMBERG, ANY THIRD-PARTY PROVIDER, THEIR LICENSORS, AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE INDEX OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Part 2

Short Form Disclaimer

“Bloomberg®” and the indices referenced herein (the “Indices”, and each such index, an “Index”) are trademarks or service marks of Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Limited (“BISL”), the administrator of the Index (collectively, “Bloomberg”) and/or one or more third-party providers (each such provider, a “Third-Party Provider,”) and have been licensed for use for certain purposes to F/M INVESTMENTS LLC (the “Licensee”). To the extent a Third-Party Provider contributes intellectual property in connection with the Index, such third-party products, company names and logos are trademarks or service marks, and remain the property, of such Third-Party Provider. Bloomberg is not affiliated with the Licensee or a Third-Party Provider, and Bloomberg does not approve, endorse, review, or recommend the financial products referenced herein (the “Financial Products”). Bloomberg does not guarantee the timeliness, accurateness, or completeness of any data or information relating to the Indices or the Financial Products.

ANNEX 2

TO SERVICE SCHEDULE

1.	Reporting. Licensee shall, within fifteen (15) days of the last day of the end of each calendar quarter (March 31, June 30, September 30 and December 31) (each a “Quarter”), send a report (each a “Quarterly Report”) to Licensor setting out the following information for such Quarter on a per Financial Product basis:

(a)	the name and, as applicable, the ticker CUSIP or other identifier associated with each Financial Product;
(b)	the name of the Index used as the basis of each Financial Product;
(c)	the date each Financial Product is issued, traded or first made available for sale;
(d)	the average daily Assets Under Management (as defined hereafter) of each Financial Product;
(e)	the total Management Fee (as defined hereinafter) collected for such Quarter of each Financial Product
(f)	the relevant Quarter; and
(g)	any other information that Licensor reasonably requires with respect to any or all Financial Products for the purpose of calculating the Fees

2.	License Fees. With respect to each Financial Product listed in the table below. Licensee shall pay to Licensor a license fee equal to the greatest of:

(i)

(ii)

(iii)

Index ID/Ticker	Index/Indices	Financial Products	Basis Points on AUM	% of Management Fees	Minimum Annual Fee

TBD10	Bloomberg U.S. High Yield Top 100 Quality Select Equal Weighted Index	ETF

“Management Fee” means the fee collected by the fund manager as set forth in the prospectus stated as a percentage of the overall assets under management collected with respect to a Financial Product.

“Assets Under Management” means the total market value of the investments held or managed with respect to a Financial Product.

Notwithstanding anything to the contrary set forth herein, the asterisked License Fee payable under this Service Schedule shall be waived from the Effective Date to July 31, 2025; thereafter, the License Fees set forth herein shall be due and payable by Licensee.

3.	Payment Terms. All amounts due under this Service Schedule shall be calculated in accordance with paragraph 2 above and shall be billed Quarterly in arrears. The License Fees shall commence as of the date upon which the Financial Product is available for sale. As may be applicable, the Minimum Fee shall be assessed on a prorata basis for the initial billing period

ANNEX 3

TO SERVICE SCHEDULE

Financial Product Definitions

Certificate means those securities which are negotiable on the capital market and which in case of a repayment of investment, are ranked above shares but below unsecured bond instruments and other similar instruments.

Exchange-Traded Fund means a fund of which at least one unit or share class is traded throughout the day on at least one trading venue and with at least one market maker which takes action to ensure that the price of its units or shares on the trading venue does not vary significantly from its net asset value and, where applicable, from its indicative net asset value.

Exchange-Traded Option means a standardized contract to either buy (using a call option), or sell (using a put option) a set quantity of a specific financial product, on, or before, a predetermined date for a predetermined price (the strike price)

Futures means a derivative financial contract that obligate the parties to buy or sell an asset at a predetermined future date and price. The buyer must purchase or the seller must sell the underlying asset at the set price, regardless of the current market price at the expiration date. Futures are issued, listed and traded on a trading venue (or exchange)

Dealer Swap means the over-the-counter swap agreement entered between two swap dealers. A swap dealer is an individual or entity that serves as a swap broker, makes markets in swaps, or enters into swaps contracts with counterparties.

A Long Position means what an investor has purchased when they buy a security or derivative with the expectation that it will rise in value.

Mutual Fund mean a company that pools money from many investors and invests the money in securities such as stocks, bonds, and short-term debt. The combined holdings of the mutual fund are known as its portfolio. Such assets are managed by a licensed investment manager.

Note means a debt security obligating repayment of a loan, at a predetermined interest rate, within a defined time frame. Notes are similar to bonds but typically have an earlier maturity date than other debt securities, such as bonds.

Option means a contract which gives the buyer the right, but not the obligation, to buy or sell an underlying asset or instrument at a specified strike price on or before a specified date.

Options Clearing Corporation mean the United States clearing house specialized in equity derivatives clearing, providing central counterparty clearing and settlement services to 16 exchanges.

Organized Securities Market means a U.S. national securities exchange, an automated quotation system of a U.S. registered securities association, anon-U.S. securities exchange or any other U.S. domestic or non-U.S. securities market determined by Bloomberg in their reasonable judgment to constitute an Organized Securities Market.

Over-The-Counter Options have the following characteristics:

(i) The OTC Options will be customized over-the-counter put and call options whose terms shall be subject to negotiation between the parties;

(ii) The OTC Options will not be issued by or cleared by the Options Clearing Corporation or a similar entity; and

(iii) The OTC Options will not be real-time traded on an Organized Securities Market.

Separate Managed Account means a portfolio of assets managed by a licensed investment firm/manager

A Short Position means the sale of a stock or financial asset you do not own. Investors who sell short believe the price of the financial asset will decrease in value. If the price drops, you can buy the financial asset at the lower price and make a profit. If the price of the financial asset rises and you buy it back later at the higher price, you will incur a loss.

Structured Deposit means a deposit which is fully repayable at maturity on terms under which interest or a premium will be paid or is at risk, according to a formula involving factors such as: (a) an index or combination of indices, excluding variable rate deposits whose return is directly linked to an interest rate index such as Euribor or Libor/SOFER; (b) a financial instrument or combination of financial instruments; or (c) a foreign exchange rate or combination of foreign exchange rates.

Structured Note means a structure note that involves one or more payments that are linked to a set of underlying assets. For the purposes of this Service Schedule such underlying assets means the Index.

Swap Agreement means a bilateral agreement under ISDA which involves the exchange of cash flows, one or more of which are linked to an Index or Indices; provided, however, that such agreement; (i) has individually tailored terms; (ii) does not involve exchange style offset; (iii) is not marketed to the general public; and (iv) is entered into and terminated (whether by sale, assignment, or otherwise) based upon private negotiations.

Undertakings for Collective Investment in Transferable Securities (UCITS) means the European Commission’s regulatory framework for managing and selling mutual funds. UCITS funds can be registered and sold in any country in the EU using unified regulatory and investor protection requirements.

Warrants means indexed instruments that, in exchange only for the payment to or on behalf of the issuer of a non-refundable cash premium, give the holder the limited right to acquire from the issuer either a fixed quantity of indexed underlying securities against payment of a stated exercise price, or an amount of cash representing the value of the Index above or below a stated level, until a stated expiration date. Warrants shall not include OTC Options.